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                                                                    Exhibit 99.2


                               JAYCOR, INC. ESOP
                            VOTING INSTRUCTION CARD

        Name of Participant or Beneficiary: ________________

        As a participant or beneficiary of the Jaycor, Inc. Employee Stock Ownership Plan ("ESOP"), I hereby cast my vote, as indicated below, on the proposed merger (the "Merger") involving Jaycor, Inc. ("Jaycor"), The Titan Corporation ("Titan"), and Thunderbird Acquisition Corp., a wholly owned subsidiary of Titan. I understand that the Merger will be approved or disapproved at a special meeting of Jaycor shareholders to be held at Jaycor headquarters, located at 3394 Carmel Mountain Road, San Diego, California,
92121, on [          ], 2002, at [9:00 A.M.] PST, and at any adjournment
thereof, as specified, upon the proposal listed below, and as more particularly described in the Memorandum to Jaycor, Inc. ESOP Participants and Beneficiaries and in the prospectus/proxy statement of Jaycor dated
[          ], 2002, receipt of which is hereby acknowledged.

        I understand that the Plan Committee will cast the vote of any participant or beneficiary from whom a Voting Instruction Voting Card is not received or is received unsigned. I understand that the Plan Committee will instruct the ESOP trustee to vote all shares of Jaycor stock held by the ESOP in proportion to the votes properly cast by or for all participants and beneficiaries.

        The Board of Directors recommends a vote FOR the following proposals:

        1. To approve and adopt the Merger Agreement and Plan of Reorganization, dated as of January 21, 2002, by and among Jaycor, The Titan Corporation ("Titan"), and Thunderbird Acquisition Corp., a wholly owned subsidiary of Titan, the merger contemplated thereby and the form of the Escrow Agreement.


             / /   FOR               / /   AGAINST             / /   ABSTAIN


I understand that, in order to be included in the tabulation, this vote must
be received no later than 5:00 p.m. local time on [          ], 2002.

PLEASE SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY, USING THE ENCLOSED ENVELOPE addressed to the Jaycor, Inc. ESOP Plan Committee, 3394 Carmel Mountain Road, San Diego, California, 92121.

                                 DATED:
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                                                    (Be sure to date)


                                         ---------------------------------------
                                                (Signature of Participant)